Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Adam Grossberg
rfisher@webmd.net	agrossberg@webmd.net
212-624-3817	212-624-3790

WebMD Announces Fourth Quarter and Year End Financial Results

New York, NY (February 20, 2014)—WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced fourth quarter and full year financial results for 2013 that are consistent with the preliminary results announced on February 10, 2014.

“WebMD’s fourth quarter and full year 2013 results reflected an improved macro environment, our continued progress in becoming a more customer-centric and efficient company, and a strengthening of our core advertising and sponsorship business,” said David Schlanger, Chief Executive Officer, WebMD. “We expect growth to continue in 2014 as we introduce new products and services. Looking ahead, we are investing in longer-term growth opportunities that leverage WebMD’s brand, audience, and industry-leading platform, which should enable us to expand into new markets and realize new revenue streams.”

Financial Highlights

For the three months ended December 31, 2013:

•	Revenue was $146.3 million compared to $132.7 million in the prior year period, an increase of 10%. Public portal advertising and sponsorship revenue was $124.4 million compared to $112.3 million in the prior year period. Private portal services revenue was $21.9 million compared to $20.5 million in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) was $40.6 million compared to $30.0 million in the prior year period, an increase of 35%.

•	Net income was $10.8 million or $0.25 per diluted share compared to net loss of $(6.1) million or $(0.12) per diluted share in the prior year period. In the current period, net income would have been $11.8 million, or $0.27 per diluted share, without the effect of an after-tax loss on convertible notes of $1.0 million. In the prior period, net loss would have been net income of $4.1 million or $0.08 per diluted share, without the effect of an after-tax restructuring expense of $5.5 million and non-cash income tax valuation allowance of $4.7 million.

For the twelve months ended December 31, 2013:

•	Revenue was $515.3 million compared to $469.9 million in the prior year period, an increase of 10%. Public portal advertising and sponsorship revenue was $433.2 million compared to $391.3 million in the prior year period. Private portal services revenue was $82.1 million compared to $78.5 million in the prior year period.

•	Adjusted EBITDA was $122.9 million compared to $73.1 million in the prior year period, an increase of 68%.

•	Net income was $15.1 million or $0.31 per diluted share compared to net loss of $(20.3) million or $(0.40) per diluted share in the prior year period. In the current period, net income would have been $18.9 million, or $0.39 per diluted share, without the effect of an after-tax loss on convertible notes of $3.0 million and after-tax severance expenses of $0.8 million. In the prior period, net loss would have been $(10.6) million or $(0.21) per diluted share, without the effect of an after-tax gain on investments of $5.2 million, after-tax restructuring expense of $5.5 million, non-cash income tax valuation allowance of $4.7 million, after-tax stock compensation expense related to the voluntary surrender of options of $5.8 million, after-tax severance expenses of $1.6 million and after-tax income from discontinued operations of $2.7 million.

Traffic Highlights

Traffic to the WebMD Health Network during the fourth quarter reached a record average of 156 million unique users per month generating 3.17 billion page views for the quarter, increases of 33% and 23%, respectively, from the prior year period.

Balance Sheet Highlights

During the fourth quarter, WebMD received net proceeds of $291.8 million in cash upon issuance of $300 million aggregate principal amount of 1.50% Convertible Notes due 2020. During the fourth quarter, WebMD utilized: $211.3 million in cash to repurchase approximately 6.5 million shares of its common stock; and $48.6 million in cash to repurchase $47.8 million principal amount of its 2.25% Convertible Notes due 2016.

As of December 31, 2013, WebMD had: approximately $825 million in cash and cash equivalents; $952.2 million in aggregate principal amount of convertible notes outstanding; and approximately 40.3 million shares of its common stock outstanding (including approximately 1.2 million unvested shares of restricted stock).

As of today, WebMD has approximately $70 million currently available for repurchases in its authorized share buyback program.

Financial Guidance

WebMD’s financial guidance provided today is consistent with the preliminary outlook for 2014 provided in our February 10, 2014 press release.

For the first quarter of 2014:

•	Revenue is expected to be approximately $130 million to $133 million, an increase of approximately 15% to 18% from the prior year period.

•	Adjusted EBITDA is expected to be approximately $28.5 million to $30.5 million, an increase of approximately 34% to 43% from the prior year period.

•	Net income as a percentage of revenue is expected to be approximately 3% to 4%.

For the full year 2014:

•	Revenue is expected to be approximately $545 million to $575 million, an increase of approximately 6% to 12% from the prior year. Approximately $450 million to $475 million of revenue is expected to be from public portals advertising and sponsorship and $95 million to $100 million of revenue is expected to be from private portal services.

•	Adjusted EBITDA is expected to be approximately $140 million to $155 million, an increase of approximately 14% to 26% from the prior year.

•	Net income is expected to be approximately $27 million to $39 million.

A schedule summarizing the Company’s financial guidance is attached to this press release.

Analyst and Investor Conference Call

WebMD will hold a conference call with investors and analysts at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicineHealth, RxList, theheart.org, Medscape Education and other owned WebMD sites.

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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or expected contracts with customers, new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and other factors affecting their use of our products and services, including regulatory matters affecting their products; our ability to successfully implement changes to, among other things, our product and service offerings, capital allocation plans and cost structure; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings and this press release is intended to be read in conjunction with information contained in those filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.

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WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

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